EXHIBIT 99.1

DAVIDsTEA Reports Second Quarter Fiscal 2019 Financial Results

➢	52.8% increase in wholesale and e-commerce revenues

➢	Operating loss of $5.4 million compared to loss of $14.0 million

➢	EBITDA[1] of $0.2 million compared to a negative $11.9 million

➢	Positive cash flow from operations of $3.1 million compared to negative $12.4 million

➢	Net cash position of $29.7 million

➢	Basic and fully diluted loss per share of $0.27

MONTREAL, September 17, 2019 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), the leading tea merchant in North America, announced its second quarter results for the period ended August 3, 2019 (“Fiscal 2019”). Unless otherwise indicated, the Company’s results for the second quarter of Fiscal 2019 reflect the adoption of IFRS 16, as described below under “Adoption of IFRS 16 - Leases”. All numbers are expressed in Canadian dollars.

“Our second quarter results highlight the solid performance of our e-commerce and wholesale channels with a combined growth of 53% over last year, reflecting the benefits of recent initiatives. Nearly a year into the launch of our tea sachets in major Canadian grocery chains, sales continue to surpass our expectations and reflect high demand for our brand wherever available. In addition, e-commerce continues to be our fastest growing channel as we continue to improve customer engagement,” stated Herschel Segal, Founder, Executive Chairman and Interim Chief Executive Officer.

“In the first half of 2019, we concentrated our efforts on delivering the best fine tea on the market across all of our distribution channels. We also streamlined our product portfolio to simplify and improve the customer experience. While the second quarter is generally most impacted by seasonality, we nonetheless maintained a strong cash position driven by positive cash flow from operations, optimized inventory levels and a reduction in selling, general and administrative expenses,” said Frank Zitella, Chief Financial and Operating Officer.

“We look forward to significantly expanding our wholesale distribution capabilities in the coming months with the availability of DAVIDsTEA tea sachets in over 2,500 third-party retail locations across Canada. We are also launching several exciting tea collections including a new and expanded wellness offering. I am thrilled by what the leadership team has been able to achieve, and I am confident that we are in a good position ahead of the holiday season. While we continue to face challenges, we are taking tangible steps towards a return to growth and profitability,” concluded Mr. Zitella.

Operating Results for the Second Quarter of Fiscal 2019

The Company reported a net loss of $7.0 million for the quarter, a decrease of $3 million or 29.8% from a loss of $10.0 million for the comparable quarter in the prior year.

Sales for the three months ended August 3, 2019 decreased by 2.5%, or $1.0 million, to $39.2 million from $40.2 million in the prior year quarter. Sales from our e-commerce and wholesale channels increased $2.8 million, or 52.8%, driven primarily by greater online adoption as well as by increased demand in our grocery distribution channel. Offsetting this was a decline in retail sales of $3.8 million and a decline of $2.9 million, or 9.4%, in comparable same store sales.

Operating loss decreased by $8.6 million to $5.4 million. Excluding the impact of IFRS 16, loss from operating activities would have amounted to $7.4 million, a decrease of $6.6 million from the prior year quarter. This decrease is explained mainly by the absence of Adjusted Items2 incurred in the comparable quarter of 2018.

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

2 Adjusted Items related to executive separation cost, impairment of property and equipment, the impact of onerous contracts and costs related to the strategic review and proxy contest incurred during the second quarter of 2018.

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Selling, general and administration expenses (“SG&A”) decreased by 13.1%, or $4.1 million, to $27.2 million in the three months ended August 3, 2019 from the prior year quarter. Excluding the impact of IFRS 16 for the three months ended August 3, 2019, and Adjusted Items incurred in the second quarter of 2018, Adjusted SG&A1 decreased by $1.2 million for the three months ended August 3, 2019, mainly due to lower selling expenses.

EBITDA, which excludes non-cash and other items in the current and prior periods, was $0.2 million in the quarter ended August 3, 2019, compared to negative $11.9 million in the prior year quarter. Excluding the impact of IFRS 16, EBITDA would have amounted to negative $5.6 million, representing an improvement of $6.3 million over the prior year quarter. Adjusted EBITDA1 for the quarter amounted to $0.4 million compared to negative $5.6 million in the prior year quarter. Excluding the impact of IFRS 16 and the Adjusting Items, Adjusted EBITDA increased by $0.1 million.

Fully diluted loss per common share was $0.27 compared to $0.39 in the second quarter of Fiscal 2018. Adjusted fully diluted loss per common share1, which is Adjusted net loss1 on a fully diluted weighted average shares outstanding basis, was $0.27 per share compared to $0.24 per share for the same quarter in 2018.

As at August 3, 2019, the Company had a cash balance of $29.7 million, and a working capital of $39.4 million. Decrease in cash during the three- and six-month periods was $5.8 million and $12.3 million, an improvement of $8.4 million and $11.5 million over the prior year quarter and six month period, respectfully. The improvement reflects a focus on optimizing working capital, selective capital investments and the avoidance of employee separation, and other one-time non-recurring disbursements incurred in fiscal 2018.

Net cash provided by operating activities amounted to $3.1 million for the three months ended August 3, 2019, from net cash used of $12.4 million for the three months ended August 4, 2018. Excluding the impact of IFRS 16, net cash used in operating activities amounted to $2.7 million, an improvement of $9.7 million from the prior year quarter. Net change in other non-cash working capital balances related to operations improved by $9.1 million primarily from a reduction in cash used for inventories and the collection of account receivables partially offset by a decrease in accounts payable and accrued liabilities, and an increase in prepaids.

Cash flows used in financing activities was $5.8 million for the three months ended August 3, 2019, compared to $0.1 million for the three months ended August 4, 2018. Excluding the impact of IFRS 16, net cash used in financing activities was nil.

Cash flows used in investing activities was $3.1 million for the three months ended August 3, 2019, compared to $1.9 million for the three months ended August 4, 2018. The increase in net cash used in investing activities relates to the loan advance made during the period, partially offset by a decrease in capital expenditures.

Adoption of IFRS 16 - Leases

The Company adopted IFRS 16 - Leases, replacing IAS 17 - Leases and Related interpretations, using the modified retrospective approach, effective for the annual reporting period beginning on February 3, 2019. As a result, the Company’s results for the first half of Fiscal 2019 reflect lease accounting under IFRS 16. Comparative figures for the first half of Fiscal 2018 have not been restated and continue to be reported under IAS 17, Leases. Refer to Note 3 of the unaudited condensed consolidated interim financial statements for the first half of 2019 for additional details on the implementation of IFRS 16.

Loan Agreement

The Company also announces that it entered into a secured loan agreement with Oink Oink Candy Inc., doing business as “Squish”, as borrower, and Rainy Day Investments Ltd. (“RDI”), as guarantor, pursuant to which the Company agreed to lend to Squish an amount of up to $2.0 million. The loan bears interest, payable monthly, at a rate of 1% over Bank of Montreal’s prime rate, which currently stands at 3.95% and is repayable no later than December 31, 2019. RDI has guaranteed all of Squish’s obligations to DAVIDsTEA and, as security in full for the guarantee, has given a movable hypothec (or lien) in favour of the Company on its shares of DAVIDsTEA. Squish is a company controlled by Sarah Segal, an officer of DAVIDsTEA. RDI, the principal shareholder of DAVIDsTEA, is controlled by Herschel Segal, Executive Chairman, Interim Chief Executive Officer and a director of DAVIDsTEA. Ms. Segal is the daughter of Mr. Segal. The Company and Squish previously entered into a Collaboration and Shared Services Agreement pursuant to which they collaborate on and share various services and infrastructure.

The Loan Agreement constitutes a related-party transaction under Québec Regulation 61-101 Respecting Protection of Minority Security Holders in Special Transactions but is exempt from the formal valuation and minority approval requirements thereof as neither the fair market value of the loan nor the fair market value of the consideration for the loan exceeds 25% of DAVIDsTEA’s market capitalization.

Board Resignation

The Company announces that Anne Darche has resigned as a member of the Board of Directors due to time constraints. The Board of Directors and management would like to thank Ms. Darche for her valued contributions and wish her well in her future endeavors.

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Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net loss, 5) Adjusted fully diluted loss per share and 6) Adjusted selling, general and administration expenses as a percentage of sales. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Conference Call Information

A conference call to discuss the first quarter Fiscal 2019 financial results is scheduled for today, September 17, 2019, at 5:00 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended			For the six months ended
	August 3, 2019	August 3, 2019 Excluding impact of IFRS 16 (1)	August 4, 2018	August 3, 2019	August 3, 2019 Excluding impact of IFRS 16 (1)	August 4, 2018
	(Unaudited)
Sales	$39,167	$39,167	$40,167	$83,432	$83,432	$85,953
Cost of sales	17,362	23,161	22,824	35,291	46,913	45,918
Gross profit	21,805	16,006	17,343	48,141	36,519	40,035
SG&A expenses	27,237	23,424	31,350	55,946	48,342	55,746
Operating loss	(5,432)	(7,418)	(14,007)	(7,805)	(11,823)	(15,711)
Finance costs	1,781	—	78	3,608	—	157
Finance income	(195)	(195)	(215)	(386)	(386)	(452)
Recovery of income tax	—	—	(3,872)	—	—	(4,216)
Net loss	$(7,018)	$(7,223)	$(9,998)	$(11,027)	$(11,437)	$(11,200)

EBITDA[1]	$196	$(5,603)	$(11,939)	$3,338	$(8,284)	$(11,775)
Adjusted SG&A1	27,237	23,424	24,642	55,946	48,342	49,760
Adjusted operating loss[1]	(5,432)	(7,418)	(7,299)	(7,805)	(11,823)	(9,725)
Adjusted EBITDA[1]	361	(5,438)	(5,564)	3,630	(7,992)	(5,964)
Adjusted net loss[1]	(7,018)	(7,223)	(3,290)	(11,027)	(11,437)	(5,214)

Fully diluted loss per common share	$(0.27)	$(0.28)	$(0.39)	$(0.42)	$(0.42)	$(0.43)
Adjusted fully diluted loss per common share[1]	$(0.27)	$(0.28)	$(0.13)	$(0.42)	$(0.42)	$(0.20)

Gross profit as a percentage of sales	55.7%	40.9%	43.2%	57.7%	43.8%	46.6%
SG&A as a percentage of sales	69.5%	59.8%	78.0%	67.1%	57.9%	64.9%
Adjusted SG&A as a percentage of sales[1]	69.5%	59.8%	61.3%	67.1%	57.9%	57.9%
Number of stores at end of period	233	233	239	233	233	239
Comparable sales decline for the period	(9.4)%	(9.4)%	(14.8)%	(7.7)%	(7.7)%	(10.8)%

Cash provided by (used in) operating activities	$3,083	$(2,716)	$(12,438)	$3,443	$(8,179)	$(19,544)
Cash provided by (used in) financing activities	(5,799)	—	74	(11,622)	—	74
Cash used in investing activities	(3,050)	(3,050)	(1,881)	(4,170)	(4,170)	(4,391)
Decrease in cash during the period	(5,766)	(5,766)	(14,245)	(12,349)	(12,349)	(23,861)
Cash, end of period	$29,725	$29,725	$39,623	$29,725	$29,725	$39,623

	August 3,	Feb 2,	August 4,
As at	2019	2019	2018
Inventories	$27,893	$34,353	$33,680
Accounts receivable	$2,140	$3,681	$3,201
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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Cautionary Forward-Looking Statements

Certain material presented in this press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s prospects, management’s turn-around strategy, plans for investment in marketing initiatives, changes to product offerings and assortment, and strategic plans. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to implement its strategy, the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; changes in the Company’s executive management team; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first and second fiscal quarters to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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